PROFIT SHARING AND SAVINGS PLAN OF
                 REPUBLIC NATIONAL BANK OF NEW YORK

                  Financial Statements and Schedules

                     December 31, 1994 and 1993

             (With Independent Auditors' Report Thereon)



                PROFIT SHARING AND SAVINGS PLAN OF
                REPUBLIC NATIONAL BANK OF NEW YORK

                      Table of Contents

                  December 31, 1994 and 1993

Independent Auditors' Report

Statements of Net Assets Available for Plan Benefits

Statements of Changes in Net Assets Available for Plan Benefits

Notes to Financial Statements

                                                  Schedule
                                                  --------
Item 27a - Schedule of Assets Held for
           Investment Purposes                          1
Item 27d - Schedule of Reportable Transactions          2


                Independent Auditors' Report


The Employee Benefits and Compensation Committee of
  Republic National Bank of New York:

We have audited the accompanying statements of net assets available for plan benefits of the Profit Sharing and Savings Plan of Republic National Bank of New York (the "Plan") as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Profit Sharing and Savings Plan of Republic National Bank of New York at December 31, 1994 and 1993, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our 1994 audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in Schedules 1 and 2 is presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 and is not a required part of the basic financial statements. Such supplementary information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements as of and for the year ended December 31, 1994 taken as a whole.

                                          KPMG PEAT MARWICK LLP

May 26, 1995




                                            PROFIT SHARING AND SAVINGS PLAN OF
                                            REPUBLIC NATIONAL BANK OF NEW YORK
                                    Statements of Net Assets Available for Plan Benefits

                                              Years ended December 31, 1994 and 1993

                                                                                 1994
                                          --------------------------------------------------------------------------------
                                                                                            Managed      RNYC
                                          Aggressive    Common     Fixed                     Total      Common
                                            Growth       Stock     Income      Savings      Return       Stock
                                             Fund        Fund       Fund        Fund         Fund        Fund      Total
                                             ----        ----       ----        ----         ----        ----      -----
Assets:
  Investments at fair value:
     Dreyfus Cash
       Management                      $   181,474     169,982     203,996      235,097     103,272     163,803    1,057,624
     Republic Trust Fund Liquid Assets
       Trust - prime obligations              -           -           -            -           -           -         -
     Pooled Employee Benefit Trust
       of Republic National Bank of
        New York                         5,929,414  12,712,978   6,663,078   30,014,205  11,421,225         -     66,740,900
     RNYC common stock                       -            -           -            -           -     10,268,899   10,286,899
                                         ---------  ----------   ---------   ----------  ----------  ----------   ----------

          Total investments              6,110,888  12,882,960   6,867,074   30,249,302  11,524,497  10,432,702   78,067,423
   Contributions receivable                151,690     239,527      94,914      486,488     203,960     197,529    1,374,108
   Accrued income receivable                   755         760         901        1,130         435      75,660       79,641
                                         ---------  ----------   ---------   ----------  ----------   ----------  ----------
            Net assets available for
              plan benefits            $ 6,263,333  13,123,247   6,962,889   30,736,920  11,728,892  10,705,891   79,521,172
                                         =========  ==========   =========   ==========  ==========  ==========   ==========

See accompanying notes to financial statements.


                                                                                 1993
                                          ---------------------------------------------------------------------------------
                                                                                            Managed      RNYC
                                          Aggressive    Common     Fixed                     Total      Common
                                            Growth       Stock     Income     Savings       Return       Stock
                                             Fund        Fund      Fund        Fund          Fund        Fund      Total
                                             ----        ----      ----        ----          ----        ----      -----
Assets:
  Investments at fair value:
     Dreyfus Cash
       Management                             -           -           -           -           -          -          -
     Republic Trust Fund Liquid Assets
       Trust - prime obligations           210,867     220,599     164,090     228,978     275,502    193,122    1,293,158
     Pooled Employee Benefit Trust
       of Republic National Bank of
        New York                         4,549,522  11,355,362   7,256,665  25,065,144   9,664,792       -      57,891,485
     RNYC common stock                        -           -           -          -            -     8,887,642    8,887,642
                                         ---------  ----------   ---------  ----------   ---------  ---------   ----------

          Total investments              4,760,389  11,575,961   7,420,755  25,294,122   9,940,294  9,080,764   68,072,285
   Contributions receivable                 84,772     198,155      99,522     379,489     182,103    179,035    1,123,076
   Accrued income receivable                   565         589         433         656         734        520        3,497
                                         ---------  ----------   ---------  ----------  ----------   --------   ----------
            Net assets available for
              plan benefits              4,845,726  11,774,705   7,520,710  25,674,267  10,123,131  9,260,319   69,198,858
                                         =========  ==========   =========  ==========  ==========  =========   ==========

See accompanying notes to financial statements.



                                          PROFIT SHARING AND SAVINGS PLAN OF
                                          REPUBLIC NATIONAL BANK OF NEW YORK
                          Statements of Changes in Net Assets Available for Plan Benefits

                                             Years ended December 31, 1994 and 1993


                                                                                1994
                                          ----------------------------------------------------------------------------------
                                                                                           Managed     RNYC
                                          Aggressive    Common    Fixed                     Total     Common
                                            Growth       Stock    Income      Savings      Return      Stock
                                             Fund        Fund      Fund         Fund        Fund       Fund      Total
                                             ----        ----      ----         ----        ----       ----      -----
Investment income:
  Net appreciation (depreciation)
    in fair value of investments       $    29,998     133,937   (178,702)   1,173,956     93,775    (506,199)      746,765
  Interest                                   7,633      12,226      9,602       13,894     12,214       9,701        65,270
  Dividends                                   -           -          -            -          -        350,255       350,255
                                         ---------  ----------  ---------    ---------  ---------   ---------    ----------
        Total investment
          income                            37,631     146,163   (169,100)   1,187,850    105,989    (146,243)    1,162,290
                                         ---------  ----------  ---------    ---------  ---------   ---------    ----------

Contributions:
  Employee                                 847,174   1,236,081    706,476   2,457,406  1,567,599   1,015,915     7,830,651
  Employer                                 459,397   1,029,221    561,009   2,902,397    767,175   1,070,419     6,789,618
                                         ---------  ----------  ---------   ---------  ---------   ---------   -----------
                                         1,306,571   2,265,302  1,267,485   5,359,803  2,334,774   2,086,334    14,620,269
                                         ---------  ----------  ---------   ---------  ---------   ---------   -----------
         Total additions                 1,344,202   2,411,465  1,098,385   6,547,653  2,440,763   1,940,091    15,782,559

Distributions to participants             (371,769)   (897,575)  (707,665)  (2,339,319)   (686,291)  (457,626)  (5,460,245)
                                         ---------  ----------  ---------   ----------  ----------  ---------   ----------
             Net increase before
              interfund transfers          972,433   1,513,890    390,720    4,208,334   1,754,472  1,482,465    10,322,314


Interfund transfers                        445,174    (165,348)  (948,541)     854,319    (148,711)   (36,893)        -
              Net increase (decrease)    1,417,607   1,348,542   (557,821)   5,062,653   1,605,761  1,445,572    10,322,314
                                         ---------  ----------  ---------  ----------  ----------  ---------    ----------
Net assets available for plan benefits:
  Beginning of year                      4,845,726  11,774,705  7,520,710   25,674,267  10,123,131   9,260,319   69,198,858
                                         ---------  ----------  ---------   ----------  ----------  ----------   ----------
  End of year                          $ 6,263,333  13,123,247  6,962,889   30,736,920  11,728,892  10,705,891   79,521,172
                                         =========  ==========  =========   ==========  ==========  ==========   ==========

See accompanying notes to financial statements.


                                                                                  1993
                                          ---------------------------------------------------------------------------------
                                                                                          Managed     RNYC
                                          Aggressive    Common     Fixed                   Total     Common
                                            Growth       Stock     Income     Savings     Return      Stock
                                             Fund        Fund       Fund        Fund       Fund       Fund      Total
                                             ----        ----       ----        ----       ----       ----      -----
Investment income:
  Net appreciation (depreciation)
    in fair value of investments           515,510   1,258,108    756,479    1,085,950     893,949    (109,857)  4,400,139
  Interest                                   4,565       8,176      5,889        5,499       6,523       7,738      38,390
Dividends                                     -           -          -            -           -        133,018     133,018
                                         ---------  ----------  ---------   ----------  ----------   ---------  ----------
         Total investment
          income                           520,075   1,266,284    762,368    1,091,449     900,472      30,899   4,571,547
                                         ---------  ----------  ---------   ----------  ----------   ---------  ----------
Contributions:
  Employee                                 470,383   1,041,110    476,602    1,844,484     736,972   1,025,442   5,594,993
  Employer                                 500,547   1,136,022    570,661    2,896,327     690,281   1,077,340   6,871,178
                                         ---------  ----------  ---------   ----------  ----------   ---------  ----------
                                           970,930   2,177,132  1,047,263    4,740,811   1,427,253   2,102,782  12,466,171
                                         ---------  ----------  ---------   -----------  ---------   ---------  ----------
         Total additions                 1,491,005   3,443,416  1,809,631    5,832,260   2,327,725   2,133,681  17,037,718

Distributions to participants             (300,945)   (842,301)  (312,483)  (2,648,529)   (320,305)   (468,148) (4,892,711)
                                         ---------  ----------  ---------   ----------   ---------   ---------  ----------
             Net increase before
              interfund transfers        1,190,060   2,601,115  1,497,148    3,183,731   2,007,420   1,665,533  12,145,007

Interfund transfers                        164,508    (243,073)   921,094   (2,360,707)  1,067,640     450,538        -
                                         ---------   ---------  ---------   ----------   ---------   ---------  ----------
              Net increase (decrease)    1,354,568   2,358,042  2,418,242      823,024   3,075,060   2,116,071  12,145,007
Net assets available for plan benefits:
  Beginning of year                       3,491,158   9,416,663  5,102,468   24,851,243   7,048,071   7,144,248  57,053,851
                                         ---------  ----------  ---------   ----------  ----------   ---------  ----------
  End of year                            4,845,726  11,774,705  7,520,710   25,674,267  10,123,131   9,260,319  69,198,858
                                         =========  ==========  =========   ==========  ==========   =========  ==========

See accompanying notes to financial statements.

                 PROFIT SHARING AND SAVINGS PLAN OF
                 REPUBLIC NATIONAL BANK OF NEW YORK

                    Notes to Financial Statements

                     December 31, 1994 and 1993

(1)  Description of Plan

The following description of the Profit Sharing and Savings Plan of Republic National Bank of New York, as amended and restated as of January 1, 1989 (the "Plan"), is presented for general information purposes only. Participants should refer to the Plan
Document for more complete information.

(a)  General

The Plan is a defined contribution plan sponsored by Republic National Bank of New York (the "Bank"), a wholly owned subsidiary of Republic New York Corporation (the "Corporation"). The Plan covers substantially all domestic employees of the Bank, the Corporation and their subsidiaries. The Plan, in general, has a profit sharing component (Employer Allocations) and elective deferral contribution components (Savings Plus Contributions and Flex Fund Elective Deferrals and After-Tax Savings). In general, all regular salaried employees are eligible to participate in the Plan. Employees become participants on January 1, coinciding with or following the date of hire; however, a participant may not have profit sharing contributions or Flex Fund Elective Deferral contributions made on his behalf under the Plan prior to the first anniversary of such participant's date of hire. The purpose of the Plan is to recognize employees' contributions to the successful operation of the Bank and to provide employees with a savings method, through payroll deductions, on a pre- and after-tax basis.

(b)  Benefits

The Bank generally issues a profit sharing award on behalf of the participating employees and contributes a portion of such profit sharing award to the Plan. Approximately 50% of this award is referred to as the Employer Allocation. The balance of such award, to the extent contributed to the Plan, represents Flex Fund Elective Deferrals. The amount of the profit sharing award is usually based primarily on the Bank's earnings for the year. In some years, there may be no profit sharing award. Plan forfeitures for the year reduce profit sharing awards otherwise payable by the Bank.An eligible employee's profit sharing award each year is calculated, if a profit sharing award is declared by the Bank for such year, by allocation of the Bank's total profit sharing award times the relationship of the participant's base salary to the base salaries for all eligible participants. Base salary is exclusive of overtime payments, expense allowances, pension and insurance benefits, bonuses and other special payments.

                                               (Continued)

              PROFIT SHARING AND SAVINGS PLAN OF
              REPUBLIC NATIONAL BANK OF NEW YORK

               Notes to Financial Statements

(1), Continued

    (b), continued

Employees may elect (i) to receive either all or a portion of 50% of their profit sharing award in cash and/or spend it on benefits under the Flex Fund, a Code Section 125 cafeteria plan sponsored by the Bank, with the remainder placed in the Plan, for which the Bank serves as Trustee, or (ii) to have 100% of their allocation placed in the Plan. The portion of the profit sharing award that is paid into the Plan is comprised of Employer Allocations and Flex Fund Elective Deferrals. Participants' profit sharing contributions to the Plan representing Flex Fund Elective Deferrals, and the earnings thereon, are always 100% vested and nonforfeitable. The balance (i.e., 50%) of the profit sharing award with respect to which the participant makes no election and which is automatically contributed to the Plan on the participant's behalf (i.e., the Employer Allocation), becomes fully vested and nonforfeitable when the participant completes three years of service.

(c)  Contributions

The Bank may contribute to the Plan each year such amount, if any, as shall be determined by the Board of Directors of the Bank in its discretion, but not exceeding the maximum amount which would be deductible by the Bank for such year for income tax purposes. Employer contributions, which are primarily based on the Bank's earnings for the year, are contributed and included in the Plan when the financial statements of the Bank are approved by its Board of Directors.Total contributions to the Plan on behalf of any participant for any Plan year shall not exceed the lesser of
(a)$30,000, or (b) 25% of the participant's total earnings for such Plan year. Savings Plus Contributions, Flex Fund Elective Deferrals and After-Tax Savings contributions on behalf of certain highly compensated employees may be limited as a result of certain nondiscrimination rules under the Internal Revenue Code of 1986, as amended (the "Code").Savings Plus Contributions are permitted from 1% to 10% of the employee's base salary (as of the previous September 1st) in multiples of 1%. After-Tax Savings contributions are also permitted from 1% to 10% of the employee's base salary (as of the previous September 1st) in multiples of 1%. Employees may not contribute more than 15% of the member's annual compensation between the Savings Plus and After-Tax Savings contributions. By law, the total Savings Plus Contributions plus Flex Fund Elective Deferrals for 1994 is limited to $9,240 per employee. Savings Plus Contributions, Flex Fund Elective Deferrals and associated earnings are not subject to current Federal income taxes and may not be subject to state and local income taxes. All such contributions are made on a pre-tax basis, thereby reducing taxable income. Income taxes on such amounts are deferred until the participant receives distributions from the Plan. Earnings on any After-Tax Savings contributions are also tax deferred.

                                             (Continued)

                  PROFIT SHARING AND SAVINGS PLAN OF
                  REPUBLIC NATIONAL BANK OF NEW YORK

                    Notes to Financial Statements

(1), Continued

     (c), continued

The participants' Savings Plus Contributions (made via payroll deductions), and the interest earned thereon, are invested by the Bank in short-term money market investments from the payroll deductions date to the date such contributions are invested in the Plan's investment funds. Such interest earned is treated as an additional contribution to the investment funds.
A participant may, with the consent of the Plan Administrator, deposit a payout from a former employer's profit sharing plan into the Plan. A participant is not required to complete one year of service to make such rollover contributions.

(d)  Distributions

Participants or their beneficiaries are entitled to receive benefit payments representing their vested interest in the Plan as follows:
(1) participants may, in the case of certain hardships set forth in the Plan, apply for a distribution of all, or a portion of, their Savings Plus Contributions, Flex Fund Elective Deferrals and the vested portion of the participant's Employer Allocation Account and After-Tax Savings Contributions; (2) participants may withdraw all or a portion of their vested interest under the Plan upon their attainment of age 59-1/2; (3) withdrawals of After-Tax Savings Contributions are permitted once per quarter and will be paid as soon as practicable following the end of the quarter in which the request was made; (4) in general, upon termination of employment, participants or their beneficiaries shall receive payment of their vested interest in the Plan as a lump-sum distribution (payable as soon as practicable following the valuation date immediately following the participant's termination of employment, but in no event later than 60 days after the close of the plan year in which the participant's termination of employment occurred), in two installments, or in five equal annual installments; and (5) participants with a vested interest in the RNYC Common Stock Fund may elect, upon termination, to receive all or a portion of their distribution as cash and/or shares.

A participant may not have any portion of his Savings Plus account balance or his Flex Fund Elective Deferral account balance distributed earlier than the participant's (a) retirement, (b) death, (c) disability, (d) termination of employment, (e) attainment of age 59-1/2, or (f) hardship. A distribution on account of hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.

                                                  (Continued)

                PROFIT SHARING AND SAVINGS PLAN OF
                REPUBLIC NATIONAL BANK OF NEW YORK

                  Notes to Financial Statements

(1), Continued

(e)  Investment Elections

Under the terms of the Plan, participants may designate, in multiples of 10%, the proportions in which their allocations and contributions placed in the Plan are to be invested in any of the six current investment funds under the Plan (collectively known as the "funds") which are: Aggressive Growth Fund, Common Stock Fund, Fixed Income Fund, Savings Fund, Managed Total Return Fund, and RNYC Common Stock Fund. Participants failing to make an election decision will have their allocations invested in the Savings Fund. A participant may elect to change his investment designation up to four times a year based on the schedule specified in the Plan.

The Bank, as Trustee for the funds, has discretionary authority concerning purchases and sales of investments in each of its six investment funds, within the guidelines described in the Plan
Document as follows:

Aggressive Growth Fund - to be invested in shares of investment companies registered within the meaning of Section 5(a)(i) of the Investment Company Act of 1940, which may invest in common stocks and similar equity securities of less seasoned companies which represent the potential of maximum long-term capital growth. The Aggressive Growth Fund may also invest in other short-term investments.

Common Stock Fund - to be invested in common stocks and securities convertible into common stocks. The Common Stock Fund may also invest in other short-term investments.

Fixed Income Fund - to be invested in bonds, debentures, mortgages, preferred stocks or other evidences of indebtedness. The Fixed
Income Fund may also invest in other short-term investments.

Savings Fund - to be invested in savings or time accounts, certificates of deposit, obligations of the United States or those for which the full faith and credit of the United States are pledged to provide for the payment of the interest and principal, and obligations of any agency or instrumentality of the United States. The Savings Fund may also invest in other short-term investments.

Managed Total Return Fund - to be invested in one fund that is a combination of the Aggressive Growth, Common Stock and Fixed Income funds currently offered. In normal times it will contain approximately a 50-50 mix of growth oriented funds as well as fixed income and money market funds. The amount invested in growth and/or bond funds may be reduced when it is believed that either or both have unfavorable risk/reward parameters; in this case the investment in money market funds would be used.

                                             (Continued)

                PROFIT SHARING AND SAVINGS PLAN OF
                REPUBLIC NATIONAL BANK OF NEW YORK

                Notes to Financial Statements

(1), Continued

(e), continued

RNYC Common Stock Fund - to be invested in Republic New York
Corporation common stock. Investments in this fund must be in multiples of 10% and may not exceed 50% of the participant's total Plan balance.

Presently, the Plan assets are invested in the Pooled Employee Benefit Trust of Republic National Bank of New York, except the Plan assets of the RNYC Common Stock Fund which are invested in RNYC common stock. Each investment fund utilizes the Dreyfus Cash Management account, a money market sweep account, to invest excess cash.

As of March 31, 1995 the Common Stock Investment Fund, Fixed Income Investment Fund, Aggressive Investment Fund and Managed Total
Return Investment Fund options were discontinued. These funds were replaced by the following six new investment options:

U.S. Fixed Income/Short to Intermediate Term - to be invested primarily in U.S. Treasury securities with an average weighted maturity expected to be greater than one year but less than three years.

Fixed Income/Long Term Fund - to be invested primarily in U.S.
Government securities, corporate bonds, mortgage-backed securities and / or other fixed income securities with an average weighted maturity expected to be greater than five years.

U.S. Equity/Large Cap Growth - to be invested primarily in common stocks of large U.S. corporations considered to have high earnings growth potential that are expected to provide long-term capital appreciation.

U.S. Equity/Large Cap Value - to be invested primarily in common stocks of large U.S. corporations considered to be undervalued that are expected to provide long-term capital appreciation.

International Equity Fund - to be invested primarily in equity securities of non - U.S. issuers and equity securities whose principal markets are located outside of the U.S. that are expected to provide long-term capital appreciation.

U.S. Equity/Small Cap. - to be invested primarily in smaller companies that are expected to grow rapidly and are expected to provide long-term capital appreciation.

                                            (Continued)

                 PROFIT SHARING AND SAVINGS PLAN OF
                 REPUBLIC NATIONAL BANK OF NEW YORK

                   Notes to Financial Statements

(1), Continued

(e), continued

Two of the current investment options, the Savings Fund and RNYC
Common Stock, will remain available as options after April 1, 1995 although the Savings Fund has been renamed the Fixed Income / Short
- - Term Investment Option.

Each participant in the Plan is required to complete investment election forms to allocate their existing balances as of March 31, 1995 among the eight investment plan options.

(2)  Summary of Significant Accounting Policies

(a)  Investments, Valuations and Income Recognition

Dreyfus Cash Management accounts are investments in money market funds for purposes of liquidity and are stated at cost which approximates fair value.

Trust Fund Liquid Assets Trust - prime obligations are investments in money market funds for purposes of liquidity and are stated at cost which approximates fair value. These investments were used during 1993.

The investments in the Pooled Employee Benefit Trust of Republic National Bank of New York ("PEBT") are stated at fair value based upon the unit valuations as reported in the PEBT financial statements as of December 31, 1994 and 1993. Such unit valuations are based predominantly on market quotations for the underlying investments obtained from national securities exchanges.

Republic New York Corporation's common stock is stated at fair value based upon the closing market price quoted on a national securities exchange.

Interest income in Dreyfus Cash Management is recorded on an accrual basis. Net investment income from the PEBT funds includes current earnings from the PEBT's underlying investments, net gains and losses from the sale of investments by the PEBT's, and the net change in the unrealized appreciation or depreciation in the PEBT's underlying investments and is recorded as net appreciation (depreciation) in fair value of investments in the Plan's financial statements.

Dividend income in the RNYC Common Stock Fund is recorded on an accrual basis at the date of record of the dividends.

Gains or losses on sales of investments are accounted for on an average cost basis. These are recorded based upon trade date.

(b) Contributions, Distributions and Interfund Transfers. All contributions, distributions and interfund transfers are affected at the Plan's quarterly valuation dates. The Bank's and employees' contributions are made in accordance with note 1(c).

                                              (Continued)

                 PROFIT SHARING AND SAVINGS PLAN OF
                 REPUBLIC NATIONAL BANK OF NEW YORK

                  Notes to Financial Statements

(2), Continued

(b), continued

The contributions receivable represent employee payroll deductions for the fourth quarter of 1994, which were contributed to the Plan in January 1995.

A participant's distributions are paid out by the Bank when the participant is entitled to them as discussed in note 1(d). The decrease in the investment funds is recognized at the subsequent Plan quarterly valuation date, at which time the Bank is reimbursed by the Plan. Participant withdrawals requested but not yet paid out of the Plan's assets amounted to $1,903,347 and $1,009,677 at December 31, 1994 and 1993, respectively.

Interfund transfers are elected by the participants as discussed in note 1(e) and the change in the investment funds is recognized at the subsequent Plan quarterly valuation date.

(c)  Related Party Transactions.  The Bank is trustee for the
PEBT's in which certain of the Plan assets are invested. The Bank does not receive any fees for its role as trustee.

Administrative expenses are borne by the Plan, unless the Bank, at its option, chooses to pay for such expenses. During 1994 and 1993, the Bank has chosen to pay all administrative expenses of the Plan.

(3)  Plan Valuations

Plan valuations are performed quarterly.

The Plan maintains records for each participant in dollar amounts, except in the case of the RNYC Common Stock Fund which is maintained in shares of common stock. Dividends received on the RNYC Common Stock Fund are credited to each participant based upon the number of shares owned in the fund. For all other funds, at the quarterly valuations, each individual is credited with his pro rata share of income in an investment fund based on his opening balance compared to the total of all individuals' opening balances in that fund.

                                              (Continued)

               PROFIT SHARING AND SAVINGS PLAN OF
               REPUBLIC NATIONAL BANK OF NEW YORK

                  Notes to Financial Statements

(4)  Investments

The following table presents the fair values of investments that represent 5 percent or more of the Plan's net assets:

                                          Fair Value of Investments

                                                            December 31, 1994
                                                  --------------------------------------
                                                     No. of                         Fair
                                                  units/shares       Cost           value
                                                  ------------       ----           -----
Investments at Fair Value as Determined
  by Quoted Market Price:
Aggressive Growth Fund:
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Aggressive
    Investment Fund                                  18,386       $ 4,281,671   $  5,929,414
Common Stock Fund:
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Common Stock
    Investment Fund                                  17,878         7,388,529     12,712,978
Fixed Income Fund:
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Fixed Income
    Investment Fund                                  19,205         4,224,687      6,663,078
Savings Fund:
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Short Term
    Money Fund                                       86,474        20,609,306     30,014,205
Managed Total Return Fund:
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Managed Total
    Return Investment Fund                           66,830         8,756,189     11,421,225
RNYC Common Stock Fund:
  Republic New York Corporation -
    Common  Stock                                   226,937        10,121,517     10,268,899
                                                                                  ----------
            Total                                                               $ 77,009,799
                                                                                  ==========

                                                    (Continued)

                  PROFIT SHARING AND SAVINGS PLAN OF
                  REPUBLIC NATIONAL BANK OF NEW YORK

                    Notes to Financial Statements

(4), Continued

The net change in fair value of the Plan's investments (including investments bought, sold, and held during the year) is separately disclosed in the statement of changes in net assets available for plan benefits.

The Plan calculates realized gains and losses and unrealized appreciation (depreciation) as the difference between market value and cost. The Internal Revenue Service ("IRS") Form 5500 calculates realized gains and losses and unrealized appreciation (depreciation) as the difference between current market value and market value at the prior period year end.

(5)  Plan Termination

While it has not expressed any intention to do so, the Bank may terminate the Plan at any time. In the event of the termination of the Plan, or if there is a complete discontinuance of contributions, the account of each participant shall become nonforfeitable and distributable in accordance with the provisions of the Plan. No termination of the Plan shall permit any part of the funds to be used for or diverted to purposes other than for the exclusive benefit of participants, former participants or beneficiaries.

(6)  Federal Income Taxes

The Plan is approved as qualified under section 401(a) of the Internal Revenue Code of 1986, as amended, and is exempt from Federal income taxes under Section 501(a) of such Code, pursuant to a determination letter dated April 3, 1986 from the Internal Revenue Service. However, all qualified retirement plans must be amended by December 31, 1994 to comply with the changes in plan qualification requirements enacted by the Tax Reform Act of 1986 and all other tax law changes enacted through the Omnibus Budget Reconciliation of 1993. The Company has amended the Plan to conform with such requirements and the Plan has been submitted to the IRS for a new determination letter. The administrators of the Plan, in conjunction with their tax counsel, believe that after the Plan amendments, the Plan still operates in accordance with the Internal Revenue Code.

                                                (Continued)

              PROFIT SHARING AND SAVINGS PLAN OF
              REPUBLIC NATIONAL BANK OF NEW YORK

                Notes to Financial Statements

(7)  The Manhattan Savings Bank Employee Thrift Incentive Plan
Termination

Effective January 1, 1991, the Board of Trustees of The Manhattan Savings Bank, a wholly owned subsidiary of the Corporation, agreed to terminate The Manhattan Savings Bank Employee Thrift Incentive Plan. Such termination was subject to the approval of certain regulatory filings by the Internal Revenue Service. Effective January 1, 1991, all participants of The Manhattan Savings Bank Employee Thrift Incentive Plan became fully vested in their respective participant accounts including employer's contributions and all regular salaried employees of The Manhattan Savings Bank were eligible to participate in the Plan. Upon receipt of the regulatory approval of the Application of Determination Upon Termination, The Manhattan Savings Bank employees were given the option to liquidate funds in their participant account in total or liquidate the after-tax portion and roll over the deferred-tax portion into the Profit Sharing and Savings Plan of Republic National Bank of New York. Such regulatory approvals were received in 1993 and approximately $389,000 of the assets of The Manhattan Savings Bank Employee Thrift Incentive Plan were transferred to the Plan and recorded as employee contributions.


                                                       Schedule 1
                                                       ----------


               PROFIT SHARING AND SAVINGS PLAN OF
               REPUBLIC NATIONAL BANK OF NEW YORK

      Item 27a - Schedule of Assets Held for Investment Purposes

                        December 31, 1994

                                                    No. of                              Fair
                                                  units/shares          Cost            value
                                                  ------------          ----            -----
Aggressive Growth Fund:
  Dreyfus Cash Management                            181,474        $   181,474        181,474
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Aggressive
    Investment Fund                                   18,386           4,281,671     5,929,414
                                                                     -----------     ---------

        Total Aggressive Growth Fund                                $  4,463,145     6,110,888
                                                                     ===========     =========

Common Stock Fund:
  Dreyfus Cash Management                            169,982        $    169,982       169,982
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Common Stock
    Investment Fund                                   17,878           7,388,529    12,712,978
                                                                     -----------    ----------
        Total Common Stock Fund                                     $  7,558,511    12,882,960
                                                                     ===========    ==========
Fixed Income Fund:
  Dreyfus Cash Management                            203,996        $    203,996       203,996
    Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Fixed Income
    Investment Fund                                   19,205           4,224,687     6,663,078
                                                                     -----------     ---------
        Total Fixed Income Fund                                     $  4,428,683     6,867,074
                                                                     ===========     =========
Savings Fund:
  Dreyfus Cash Management                            235,097        $    235,097       235,097
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Short Term
    Money Fund                                        86,474          20,609,306    30,014,205
                                                                     -----------    ----------
       Total Savings Fund                                           $ 20,844,403    30,249,302
                                                                     ===========    ==========


(Continued)

                                                               Schedule 1,Cont.

              PROFIT SHARING AND SAVINGS PLAN OF
              REPUBLIC NATIONAL BANK OF NEW YORK

  Item 27a - Schedule of Assets Held for Investment Purposes,Continued
                                                     No. of                           Fair
                                                  units/shares           Cost         value
                                                  ------------           ----         -----
Managed Total Return Fund:
   Dreyfus Cash Management                            103,272       $    103,272      103,272
   Pooled Employee Benefit Trust
     of Republic National Bank
     of New York - Managed Total
     Return Investment Fund                            66,830          8,756,189   11,421,225
                                                                      ----------   ----------
         Total Managed Total Return
           Fund                                                     $  8,859,461   11,524,497
                                                                      ==========   ==========

RNYC Common Stock Fund:
  Dreyfus Cash Management                             163,803       $    163,803      163,803
  Republic New York Corporation -
    Common  Stock shares                              226,937         10,121,517   10,268,899
                                                        shares        ----------   ----------
       Total RNYC Common Stock
          Fund                                                      $ 10,285,320   10,432,702
                                                                      ==========   ==========


                                                      Schedule 2
                                                      ----------

                   PROFIT SHARING AND SAVINGS PLAN OF
                  REPUBLIC NATIONAL BANK OF NEW YORK

           Item 27d - Schedule of Reportable Transactions

              Year ended December 31, 1994

Description of issue
- --------------------
Purchases:
   Single transactions:
     No Reportable Transactions

   Series of transactions:
     No Reportable Transactions

Sales:
   Single transactions:
     No Reportable Transactions

   Series of transactions:
     No Reportable Transactions